MEDTOX Scientific, Inc.

402 West County Road D

St. Paul, MN 55112

Contact: Paula Perry (877) 715-7236

MEDTOX SCIENTIFIC ANNOUNCES

SECOND QUARTER RESULTS

ST. PAUL, Minn., July 16, 2008 – MEDTOX Scientific, Inc. (Nasdaq:MTOX) today announced results for the second quarter ended June 30, 2008:

•	Revenues for the quarter increased $1.1 million to $21.9 million, or 5.3%
•	Operating expenses for the quarter decreased as a percentage of revenues to 29.2% from 33.3%
•	Operating income for the quarter increased to $3.1 million, or 17.3%
•	Operating margin for the quarter increased to 14.3% from 12.8%
•	Pre-tax income for the quarter was $2.9 million, up 10.9%
•	Diluted EPS for the quarter increased to $0.22, up 10.0%

For the three-month period ended June 30, 2008, revenues were $21,877,000, compared to $20,776,000 from the prior-year period. The Company recorded operating income of $3,120,000 for the three-month period, compared to $2,660,000 for the prior-year period. The Company recorded net income of $1,928,000, or $0.22 per diluted share for the three-month period, compared to $1,761,000, or $0.20 per diluted share for the prior-year period.

For the six-month period ended June 30, 2008, revenues increased to $42,582,000, compared to $39,802,000 from the prior-year period. Operating income increased to $5,817,000, compared to $5,080,000 from the prior-year period. The Company recorded net income of $3,515,000, or $0.39 per diluted share, compared to net income of $3,316,000, or $0.37 per diluted share for the prior-year period.

The Diagnostic Segment had a solid quarter increasing operating margin in the segment to 24.8% from 16.4%, resulting in a 56% increase in operating income over the prior year quarter. Sales of devices to the ER market were up slightly, but increases have slowed as a result of the recall of our reader. As we noted in a previous filing, we have submitted a 510(k) application to the FDA for “prescription use” marketing approval for the reader in order to place it back into the market, both to satisfy existing customers and to grow the customer base. The FDA requested additional studies and data. All requested information was supplied to the FDA last week. The Diagnostic Segment was negatively impacted by lower revenues from OEM contract manufacturing, a product line that we are currently eliminating over the next two years. Device revenues from workplace DAU clients were lower in the quarter attributable to economic conditions affecting hiring.

The Laboratory Segment was also negatively impacted in the quarter by a 4.5% reduction in revenues from existing workplace drugs-of-abuse clients. We believe that the reduced test volume from existing clients is attributable to economic conditions affecting hiring decisions. Laboratory expenses were higher by over $300,000 in the quarter attributable to the expansion of our clinical laboratory, which we announced at our year-end conference call. These increased expenses negatively affected both earnings and Laboratory gross margin, since, to date, we have generated only a small amount of incremental revenue as a result of the expansion. As we have stated previously we continue to take a long term view, and based on current sales activity our expectation is to begin to see a more positive contribution in the second half of the year.

On a comparative basis year over year, the second quarter of 2008 was strong in the Laboratory Segment’s clinical trials services (CTS) component which is project oriented and therefore more variable from quarter to quarter. Revenues increased 28% from the same quarter last year. The backlog of signed protocols and awarded business has approximately doubled from the year end 2007 number of $5.5 million. There also continues to be a growing number of proposals outstanding.

Except for the negative impact of workplace hiring, results for the quarter were consistent with our expectations. Based on our strong performance in CTS, other new business activity, successful emphasis on expense control and new service offerings in our laboratory, the Company is well positioned for the rest of 2008 and entering 2009.

MEDTOX will hold a teleconference to discuss second quarter 2008 results today at 9:30 a.m. Central Time (10:30 a.m. Eastern). The Company will discuss these results and other corporate matters. During the conference call the Company may discuss and answer questions concerning business and financial developments and trends. The Company’s responses to questions, as well as other matters discussed during the conference call, may contain or constitute information that has not been previously disclosed. To access the teleconference, dial (888) 812-8534 ten minutes before the scheduled start time on July 16. International callers may access the call by dialing (913) 312-0651. Callers should ask for the MEDTOX quarterly conference call, hosted by Dick Braun, president and CEO of MEDTOX. A simultaneous webcast of the conference call will be available on the MEDTOX website in the “investors” section under “webcasts” at www.medtox.com. An audio replay of the conference call will be available through July 23 by dialing (888) 203-1112, passcode # 9553461. International callers may access the replay at (719) 457-0820, with the same passcode # 9553461.

MEDTOX Scientific, Inc., headquartered in St. Paul, Minn., is a provider of high quality specialized laboratory testing services and on-site/point-of-collection testing (POCT) devices. The company also supports customers with complete logistics, data and program management services. MEDTOX is a leader in providing esoteric laboratory testing services to hospitals and laboratories nationwide. This includes both central laboratory and bio-analytical testing for pharmaceutical clinical trials. MEDTOX develops and manufactures diagnostic devices for quick and economical on-site/point-of-collection analysis for drugs-of-abuse, therapeutic drugs and biological and agricultural toxins and provides employment drug screening and occupational health testing. For more information see www.medtox.com.

Note: Forward looking statements contained in this press release are made under the Private Securities Reform Act of 1995. Actual results may differ due to a number of factors including a change in the employment pattern of client companies, the ability of MEDTOX to acquire new business, and changes in the competitive environment. Further discussions of factors that may cause such results to differ are identified in the Company's 2007 Annual Report on Form 10-K and incorporated herein by reference.

MEDTOX SCIENTIFIC, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2008	June 30, 2007	June 30, 2008	June 30, 2007

REVENUES:
Laboratory services	$ 16,781	$ 15,815	$ 32,300	$ 30,776
Product sales	5,096	4,961	10,282	9,026
	21,877	20,776	42,582	39,802
COST OF REVENUES:
Cost of services	10,320	9,317	19,924	18,109
Cost of sales	2,058	1,882	3,987	3,374
	12,378	11,199	23,911	21,483

GROSS PROFIT	9,499	9,577	18,671	18,319

OPERATING EXPENSES:
Selling, general and administrative	5,878	6,149	11,748	11,874
Research and development	501	768	1,106	1,365
	6,379	6,917	12,854	13,239

INCOME FROM OPERATIONS	3,120	2,660	5,817	5,080

OTHER EXPENSE:
Interest expense	(23)	(40)	(53)	(97)
Other expense	(198)	(7)	(365)	(144)
	(221)	(47)	(418)	(241)

INCOME BEFORE INCOME TAX EXPENSE	2,899	2,613	5,399	4,839

INCOME TAX EXPENSE	(971)	(852)	(1,884)	(1,523)

NET INCOME	$ 1,928	$ 1,761	$ 3,515	$ 3,316

BASIC EARNINGS PER COMMON SHARE	$ 0.23	$ 0.21	$ 0.42	$ 0.40

DILUTED EARNINGS PER COMMON SHARE	$ 0.22	$ 0.20	$ 0.39	$ 0.37

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING:
Basic	8,456,623	8,280,876	8,452,249	8,281,392
Diluted	8,956,351	8,994,846	8,962,728	8,949,092

MEDTOX SCIENTIFIC, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	June 30, 2008	December 31, 2007
ASSETS
Cash and cash equivalents	$ 1,374	$ 2,220
Accounts receivable, net	15,282	13,810
Inventories	4,068	3,910
Other current assets	2,878	2,943
Total current assets	23,602	22,883

Building, equipment and improvements, net	27,421	26,885

Other assets	18,802	20,181
Total assets	$ 69,825	$ 69,949

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$ 9,316	$ 11,634

Long-term debt	640	979

Other long-term obligations	1,917	1,680

Stockholders’ equity	57,952	55,656
Total liabilities and stockholders’ equity	$ 69,825	$ 69,949

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